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                                                                   EXHIBIT 10.13

                 EXECUTIVE INCENTIVE BONUS AND SEVERANCE PLAN
                                 June 1, 2000

The Board of Directors (the "Board") of Grubb & Ellis Company, a Delaware corporation (the "Company") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of certain Executives of the Company. Therefore, in order to accomplish this objective the Board has caused the Company to enter into this Grubb & Ellis Company Executive Incentive Bonus And Severance Plan (the "Plan").

1. The effective date of this Plan (the "Effective Date") shall be June 1, 2000. The Plan shall be applicable to the current Executive Officers of the Company, which include Maureen A. Ehrenberg, Douglas P. Frye, Blake Harbaugh, John G. Orrico, Brian D. Parker, Steven D. Scruggs, and Robert J. Walner, and the Vice President of Human Resources, Vince Ristucci (individually, a "Plan Participant" and collectively, the "Plan Participants").

2. For each Plan Participant who does not voluntarily terminate his/her employment with the Company, and who is not terminated for "Cause" by the Company, prior to August 31, 2000, he/she shall receive a lump sum in cash in an amount equal to twenty per cent (20%) of his/her annual base salary, less withholding and customary payroll deductions, which shall be paid by the Company not later than September 15, 2000.

3. For each Plan Participant who does not voluntarily terminate his/her employment with the Company, and who is not terminated for Cause by the Company, prior to December 31, 2000, he/she shall receive a lump sum in cash in an amount equal to the greater of (i) eighty per cent (80%) of his/her calendar year 2000 target bonus pursuant to the Executive Incentive Compensation Program for Calendar Year 2000 ("Target Bonus"), or (ii) the Target Bonus actually earned by the Plan Participant in respect of calendar year 2000, less withholding and customary payroll deductions, which shall be paid by the Company not later than February 15, 2001. Earned bonus calculations for the Plan Participants' Target Bonus will exclude the impact on the Company's financial results of extraordinary expenses including, among other things, the incremental impact of the resignation of Neil Young.

4. After the Effective Date, if (a) a Plan Participant is at any time terminated by the Company without Cause, or (b) any of a Plan Participant's status, office, titles, reporting requirements, authority, duties, responsibilities, compensation, benefits or perquisites are reduced, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Plan Participant, or if his/her employment is relocated more than thirty five miles from his/her primary residence, and the Plan Participant resigns (either (a) or (b) above hereinafter a "Termination"), then the Plan Participant shall receive (i) his/her current annual base salary and all benefits through the date of termination; and (ii) a lump sum in cash in an amount equal to his/her pro rata (to the date of Termination) share of the earned portion of his/her then current calendar year target bonus (calculated based on then known financial results of the Company and assuming that the Plan Participant would receive 100% of that portion of the target bonus based upon subjective factors); and (iii) cash in an amount equal to one year's base salary at the greater of
(x) his/her current annual base salary, or (y) the highest annual base salary received by him/her in any of the three most recently completed calendar years, to be paid monthly in accordance with the Company's normal payroll

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practices over a twelve month period after Termination; and (iv) a continuation of all Company benefits and perquisites, or their equivalent, for a period of one year after his/her termination date, in each case less withholding and customary payroll deductions.

5. If a Plan Participant suffers a Termination as provided above, in recognition of the small float and low transaction volume of the Company's common stock, and because the Plan Participants are subject to lengthy blackout periods during which they are precluded from trading in the Company's stock, the Company shall use its best efforts to assist the Plan Participant to liquidate his/her position in "in the money" options to purchase stock in the Company pursuant to the Company's employee stock option plans which have vested on or prior to the Termination (hereinafter "Options"), whereby the Company shall take one of the following actions on or prior to the Termination date but in no event later than sixty days after a Plan Participant's Termination (and if the Company fails to so elect or complete such actions within the time aforesaid, then the Plan Participant shall elect one of the following actions which the Company shall promptly complete):

     (i) the Company shall purchase, or shall use the Company Stock Repurchase Plan to purchase, all of the Plan Participant's Options for an amount in cash equal to the product obtained by multiplying (a) the difference between the per share exercise price of the Plan Participant's Options and the average closing price of the Company's stock on the New York Stock Exchange for the five trading days prior to the date of Termination and (b) the number of shares of Company common stock covered by such Options;

     (ii) the Company shall find a third party purchaser to purchase all of the Plan Participant's common stock in the Company after exercise of the Options by the Plan Participant at a fair market value equal to the closing price of the Company's common stock on the New York Stock Exchange on the day prior to the closing of the sale transaction;

     (iii) the Company shall take such action as is necessary, including but not limited to, effecting amendments to the Company's employee stock option plans and modifying the individual grants of Options to Plan Participants, in order to (a) extend the expiration date of the Options to twelve months after the Plan Participant's Termination, and (b) effect a true cashless exercise of the Options.

6. Not withstanding anything in Sections 4 or 5 to the contrary, if the Plan Participant receives the compensation as provided in the Company's Executive Change of Control Plan dated May 10, 1999, as amended (the "Change of Control Plan"), as a result of a Change In Control of the Company as provided therein, then Sections 4 and 5 shall be null and void.

7.   Cause shall be as defined in the Change of Control Plan.

8. The obligations of the Company under the Plan shall be binding on the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

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9.   In no event shall the Plan Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Plan Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Plan Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expense which the Plan Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Plan Participant, or others of the validity or enforceability of, or liability under, any provision of this Plan.

10. This Plan shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws, except to the extent pre-empted by federal law. This Plan may not be amended, modified or terminated otherwise than by a written agreement approved by the Board and executed by an authorized officer or director of the Company and each affected Plan Participant or their respective successors and legal representatives.

11. Except as may otherwise be provided under any other written agreement between the Plan Participant and the Company, the employment relationship between the Plan Participant and the Company is "at will". Except as modified by this Plan, the Plan Participant's employment with the Company is subject to all Company policies governing employees of the Company as in effect from time to time, including but not limited to the Employee Handbook and the expense policy.

12. As and when the Plan Participant signs an acknowledgment agreement to participate in this Plan, then this Plan shall constitute a valid and binding employment agreement between such Plan Participant and the Company.

     By its Board of Directors, the Company has caused the Plan to be adopted as of the day and year first above written.


                             Grubb & Ellis Company


                    By:  /s/ Reuben S. Leibowitz
                       ----------------------------------
                       On behalf of the Board
                       Authorized Officer or Director

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                          FORM OF EXECUTIVE AGREEMENT
                 EXECUTIVE INCENTIVE BONUS AND SEVERANCE PLAN

     This Agreement (the "Agreement") is entered into as of June 1, 2000 between Grubb & Ellis Company, a Delaware corporation (the "Company"), and __________________ [NAME AND TITLE] ("Executive").


                                    Recitals
                                    --------

     WHEREAS, Executive has performed and does perform valuable services to the Company in his capacity as an Executive; and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive; and

     WHEREAS, the Board of Directors has adopted the Grubb & Ellis Company Executive Incentive Bonus and Severance Plan, as effective June 1, 2000 (the "Plan"); and

     WHEREAS, pursuant to Section 12 of the Plan, upon the execution by Executive and the Company of an agreement to participate in the Plan, the Plan becomes an employment agreement between the Company and Executive.

                               Terms of Agreement
                               ------------------

     NOW, THEREFORE, in consideration of the past and prospective contribution of Executive to the Company, and for such other consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1. The Company and Executive hereby agree that, under such conditions as may be set forth in the Plan, Executive shall be eligible to participate in the Plan, which is attached hereto and incorporated herein by reference.

2.   The Company and Executive hereby agree to abide by the terms of the Plan.

3. Executive's participation in the Plan is intended to be supplementary to, and does not supersede, any rights or obligations of the parties with respect to other employment agreements, indemnity agreements, benefits, stock options and any other arrangements governing the employment and compensation of Executive at the Company.

4. This Agreement and the Plan constitute the entire understanding between the parties with respect to the matters covered in the Plan, and supersede all prior negotiations, discussions or agreements, written or oral, concerning the then subject matter of the Plan.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except to the extent pre-empted by federal law.

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6.   This Agreement may not be modified or cancelled except in a writing signed by Executive and a duly authorized representative of the Company.

7. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, then the remainder of the Agreement shall be given full force and effect.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of August 1, 2000.

  GRUBB & ELLIS COMPANY                           EXECUTIVE



  By____________________________                  ___________________________





  cc:  Human Resources File

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